                                                                     EXHIBIT 3.6
                   CERTIFICATE OF DESIGNATION, PREFERENCES,

                            RIGHTS AND LIMITATIONS

                                      OF

                           SERIES D PREFERRED STOCK

                                      OF

                        APPLIED VOICE RECOGNITION, INC.


     PURSUANT to Section 151(g) of the Delaware General Corporation Law (the "DGCL"), APPLIED VOICE RECOGNITION, INC., a corporation organized and existing under the DGCL (herein referred to as the "Corporation"), DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, and pursuant to the provisions of Section 151(g) of the DGCL, such Board of Directors, by unanimous consent of the directors dated December 23, 1998, duly adopted a resolution providing for the issuance of a series of five thousand (5,000) shares of the Corporation's Preferred Stock, par value $0.10 per share, to be designated "Series D Preferred Stock," and fixing the voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, all pursuant to this Certificate of Designation, Rights and Preferences of Series D Preferred Stock of Applied Voice Recognition, Inc. (the "Certificate of Designation"), which resolution is as follows:

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, there shall be established and authorized for issuance a series of the Corporation's Preferred Stock, par value $0.10 per share, designated "Series D Preferred Stock" (herein referred to as "Series D Preferred Stock"), consisting of five thousand (5,000) shares, each of the par value of $0.10 per share, and having the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions set forth below:

          A.   DESIGNATION.  The Preferred Stock having the rights, preferences,
               -----------
privileges and restrictions set forth below shall be designated and known as "Series D Preferred Stock."

          B.   NUMBER OF SHARES OF SERIES D PREFERRED STOCK.  The number of
               --------------------------------------------
shares constituting all of the Series D Preferred Stock shall be five thousand (5,000).

          C.   DIVIDENDS.  The holders of the then outstanding shares of the
               ---------
Series D Preferred Stock shall be entitled to dividends ("Preferred Dividends") equal to the original issue price of $1,000 per share, plus accrued (whether or not declared) and unpaid dividends (the "Liquidation Preference") times ten percent (10%) per annum per share of Series D Preferred Stock, payable quarterly in arrears, which Preferred Dividends shall be paid in cash or in shares of Common

Stock, $0.001 par value per share, of the Corporation ("Common Stock"), at the Corporation's option. In the event the Corporation elects to pay any such Preferred Dividends in Common Stock, the number of shares of Common Stock to be issued as Preferred Dividends pursuant hereto shall be based upon the average closing price in the quarter immediately prior to the dividend date of the Common Stock on the Nasdaq Over the Counter Bulletin Board (the "OTCBB"). If the Common Stock is no longer trading on the OTCBB, then the number of shares of Common Stock to be issued as Preferred Dividends shall be based upon such other trading forum or exchange, if any, under which the Common Stock is trading, and if no established market exists for the Common Stock, the Board of Directors of the Corporation (the "Board of Directors") shall determine the number of shares of Common Stock to be issued as Preferred Dividends in the exercise of their reasonable discretion. Preferred Dividends shall, when and as declared by the Corporation's Board of Directors, be payable quarterly on the first day of each January, April, July and October, commencing upon the later of April 1, 1999, or on the first such date following the issuance of such shares, except that if such date is not a business day, then such dividends shall be payable on the first day immediately succeeding that business day. No dividend shall be declared or paid if such declaration or payment would result in a violation of the DGCL. The dividends on each share of Series D Preferred Stock shall begin to accrue from the date of issuance of the Series D Preferred Stock. Dividends in arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a record date fixed for such payment by the Board of Directors of the Corporation.

          The Preferred Dividends shall be cumulative, and no dividends shall be declared or paid with respect to the Common Stock or any class of stock ranking, as to dividend rights, junior to the Series D Preferred Stock, until all accrued Preferred Dividends have been paid, or declared and, if dividends are to be paid in Common Stock, shares of Common Stock are set apart for payment, for the current and all prior dividend periods. Payment of Preferred Dividends shall be in preference to dividends on Common Stock or any other shares of stock of the Corporation ranking junior to the Series D Preferred Stock, and shall be junior to payment of dividends on the Corporation's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

          D.   LIQUIDATION PREFERENCE.  In the event of any liquidation,
               ----------------------
dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after the payment or declaration and setting apart for payment of any amount required with respect to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (collectively, the "Senior Stock"), and before any payment or declaration and setting apart for payment of any amount shall have been made with respect to the Junior Stock (which shall consist of Common Stock as well as the stock of any other class or series other than the Senior Stock), One Thousand Dollars and 00/100s ($1,000.00) per share, plus an amount per share equal to all accrued (whether or not declared) but unpaid dividends, and no more. If upon the occurrence of such event the assets distributable among the holders of the Series D Preferred Stock shall be insufficient to permit the payment of the full preferential amounts for the Series D Preferred Stock, then the assets and funds of the Corporation legally available for distribution to such holders shall be distributed among the holders of the Series D Preferred Stock then outstanding ratably per share in proportion to the full preferential amounts per share to which they are respectively entitled. After the payment or distribution to the holders of the Series D Preferred Stock of their full preferential amounts have been made, the holders of Series D Preferred Stock shall not be entitled to any additional distributions with respect to the Series D Preferred Stock.

     At each holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section D.
Any event described in the prior clause that the holder elects to treat as a liquidation, shall be treated pursuant to the terms of the following paragraph (a holder who elects to have the transaction treated as a liquidation is herein referred to as a "Liquidating Holder"). Any event described in the first sentence of this paragraph that the holder does not elect to be treated as a liquidation shall be treated pursuant to the terms of paragraph G(ii) below.
The Corporation shall not effect any transaction described in this paragraph unless it first gives fifteen (15) calendar days prior written notice of such liquidation event (during which time the holders of the Series D Preferred stock shall be entitled to convert their Series D Preferred Stock into shares of Common Stock to the extent permitted hereby).

     Prior to the closing of a transaction described in the preceding paragraph which would constitute a liquidation event, the Corporation shall either (i) make all cash distributions it is required to make to the Liquidating Holders pursuant to the first sentence of the first paragraph of this Section D, (ii) set aside sufficient funds from which the cash distributions to the Liquidating Holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Corporation from a sale of all or substantially all of the assets of the Corporation will be used to make the liquidating payments to the Liquidating Holders immediately after the consummation of such sale. In the event that the Corporation has not fully complied with either of the foregoing alternatives, the Corporation shall either: (x) cause such closing to be postponed until such cash distributions have been made, or (y) cancel such transaction, in which case the rights of the holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

          E.   REDEMPTION.
               ----------

               (i) Any shares of the Series D Preferred Stock that have not been converted to Common Stock by November 30, 2004, may, at the option of the Corporation, at any time thereafter be redeemed at a redemption price of One Thousand Dollars and 00/100s ($1,000.00) per share plus any accrued (whether or not declared) but unpaid dividends (the actual date of redemption being referred to as the "Preferred Stock Redemption Date"). In such instance, either all or none of the outstanding shares of Series D Preferred Stock must be redeemed. The Corporation agrees to provide at least thirty (30) days prior notice of such redemption. After receiving such notice, the holders of Series D Preferred Stock shall be permitted to convert such shares to Common Stock prior to the Preferred Stock Redemption Date, which conversion shall be pursuant to Section F below.

               (ii) If on or before the Preferred Stock Redemption Date all funds necessary for such redemption have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series D Preferred Stock, so as to be and continue to be available therefor, then from and after the Preferred Stock Redemption Date, notwithstanding that any certificate for shares of the Series D Preferred Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, and all rights with respect to shares of the Series D Preferred Stock shall forthwith on the Preferred Stock Redemption Date cease and terminate except only as to the right of the holders thereof to receive the redemption price of such shares so to be redeemed. Any monies so set aside by the Corporation and unclaimed at the end of five (5) years from the Preferred Stock Redemption Date shall revert to the general funds of the Corporation (provided that the holders of Series D Preferred Stock have received notice of the redemption within 90 days after the Preferred Stock Redemption Date).

               (iii) The respective holders of record of the Series D Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Corporation of certificates for the shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank.

          F.   CONVERSION RIGHTS.
               -----------------

               (i) Each holder of shares of Series D Preferred Stock shall be entitled to cause any or all of such shares to be converted into Common Stock. Each share of Series D Preferred Stock is initially convertible into six hundred sixty-six and sixty-seven hundredths (666.67) shares of Common Stock (subject to adjustment as provided below). The initial conversion price shall be $1.50 per share (such price, as adjusted in accordance herewith being referred to as the "Conversion Price"). Notwithstanding the foregoing, in the event that the average closing price for the Common Stock during the six month period ending November 30, 2002 is less than $5.00 per share, the Conversion Price that would otherwise have been in effect as of November 30, 2002 shall be reduced by fifty percent (50%), and all modifications of the Conversion Price, if any, after November 30, 2002 shall be computed from the reduced Conversion Price as provided in this sentence. Computations of the average closing price for the Common Stock made pursuant to this Section F shall be made in the same manner as in Section C above.

               (ii) Each holder of Series D Preferred Stock desiring to convert any or all of such shares into shares of Common Stock pursuant to paragraph (i) of this Section F shall surrender the certificate or certificates representing the shares of Series D Preferred Stock being converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series D Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designed by notice to the holders of the Series D Preferred Stock by the Corporation or the transfer agent for the Series D Preferred Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (1) the number of shares of Series D Preferred Stock to be converted and (2) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

               (iii) Upon surrender of a certificate representing a share or shares of Series D Preferred Stock for conversion pursuant to paragraph (i) of this Section F, the Corporation shall, within five (5) business days of such surrender, issue and send (with receipt to be acknowledged) to the holder thereof, at the address designated by such holder, a certificate or certificates for the number of validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series D Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such holder a new certificate or certificates representing the number of shares of Series D Preferred Stock which shall not have been converted.

               (iv) The issuance by the Corporation of shares of Common Stock pursuant to paragraph (i) of this Section F shall be effective as of the earlier of (1) the delivery to such holder of the certificates representing the shares of Common Stock issued upon conversion thereof, or (2) immediately prior to the close of business on the day of surrender of the certificate or certificates for the shares of Series D Preferred Stock to be converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto) as provided in this Certificate of Incorporation. On and after the effective day of the conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock of record on any date prior to such effective date.

               (v) The Corporation shall not be obligated to issue and deliver any fractional share of Common Stock upon any conversion of shares of Series D Preferred Stock, but in lieu thereof shall pay to the holder converting such Series D Preferred Stock an amount of cash equal to the fractional share of Common Stock that otherwise would have been issued upon conversion rounded to the nearest 1/100th of a share of Common Stock multiplied by the current market price (as reasonably determined by the Corporation) on the business day preceding the effective date of the conversion.

               (vi) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or treasury shares, solely for issuance upon the conversion of shares of Series D Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall be issuable upon the conversion of all the shares of Series D Preferred Stock then outstanding at the then current Conversion Price.

          G.   ANTI-DILUTION ADJUSTMENTS.
               -------------------------

               (i) In case the Corporation shall at any time change as a whole, by subdivision or combination in any manner or by the making of a stock dividend, the number of outstanding shares of Common Stock into a different number of shares (i.e. forward or reverse stock split), (i) the number of shares of Common Stock to which the holders of Series D Preferred Stock may convert such Series D Preferred Stock shall be increased or decreased in direct proportion to such increase or decrease of shares, as the case may be, and (ii) the Conversion Price (but not the aggregate Conversion Price) in effect immediately prior to such change shall be increased or decreased in inverse proportion to such increase or decrease of shares, as the case may be.

               (ii) If, prior to the conversion of all the Series D Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets that is not deemed to be a liquidation pursuant to Section D hereof, then the holders of Series D Preferred Stock shall thereafter have the right to receive upon conversion of Series D Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of shares of Common Stock, immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the Series D Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series D Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion rate and the number of shares issuable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this subsection
(ii) unless (a) it first gives fifteen (15) calendar days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the holders of the Series D Preferred stock shall be entitled to convert their Series D Preferred Stock into shares of Common Stock to the extent permitted hereby) and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation of the Corporation under the Certificate of Incorporation of the Corporation, including the obligation of this subsection (ii).

               (iii) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all time in good faith assist in the carrying out of all the provisions of this paragraph and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against impairment.

               (iv) Upon the occurrence of each adjustment or readjustment of the conversion rate pursuant to subparagraphs (i) and (ii) above, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate signed by the Chief Financial Officer of the Corporation setting forth (a) such adjustment or readjustment,
(b) the conversion rate at the time in effect, and (c) the number of shares of Common Stock and the amount, if any of other property which at the time would be received upon the conversion of his shares.

          H.   PRICE PROTECTION.
               ----------------

               (i) Except as provided below, in case the Corporation shall at any time after the date hereof issue or sell any shares of Common Stock or securities which are convertible into Common Stock, including shares held in the Corporation's treasury and including options or warrants for the purchase of Common Stock, for a consideration per share less than the Conversion Price immediately prior to such issuance or without consideration, then forthwith upon such issuance or sale, the Conversion Price shall (until another such issuance or sale) be reduced by the amount by which the additional shares were issued below the Conversion Price that was in effect immediately prior to such issuance. The foregoing adjustment of the Conversion Price shall not, however, apply to Excluded Stock, as defined below. This ratchet antidilution protection shall exist for a period equal to the shorter of two years from the first date in which shares of Series D Preferred Stock were issued by the Corporation, or completion of a secondary offering of equity by the Corporation of at least $15,000,000 at a price of at least $1.50 per share.

               (ii) Excluded Stock shall mean (a) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock on shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, (b) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock,
(c) shares of Common Stock authorized as of the date hereof under the Corporation's 1997 Incentive Plan, whether or not such options were actually granted as of the date hereof, (d) shares of Common Stock issued pursuant to options or warrants outstanding as of the date hereof, and (e) shares of Common Stock issued in connection with bona fide acquisitions, mergers or joint ventures.

               (iii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (iv) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

               (v) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section H:

                     (a) The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                     (b) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights.

                     (c) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                     (d) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

          I.   VOTING RIGHTS.  Except as otherwise required by the DGCL or as
               -------------
provided in Section J below, the holders of Series D Preferred Stock shall have no voting rights, and no consent of any holder shall be required for the taking of any corporate action.


          J.   PROTECTIVE PROVISION. So long as shares of Series D Preferred
               --------------------
Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series D Preferred Stock voting separately as a class:

               (i) amend, alter or repeal any provision of the Certificate of Incorporation (including this Certificate of Designation) of the Corporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series D Preferred Stock or any senior securities so as to affect adversely the Series D Preferred Stock;

               (ii) authorize or issue, or increase the authorized amount of any then existing or additional class or series of stock or any security convertible into stock of such class or series, ranking as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, on parity with or senior to the Series D Preferred Stock;

               (iii) do any act or thing not authorized or contemplated by this Certificate of Designation, which would result in taxation of the holders of shares of the Series D Preferred Stock under section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

               (iv) engage in any business other than the business engaged in by the Corporation at the time of original issuance of the Series D Preferred Stock;

               (v) increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation;

               (vi)   repurchase or redeem any securities;

               (vii)  amend the Bylaws of the Corporation; or

               (viii) consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more transactions unless (a) the successor company is a U.S. corporation; (b) the Series D Preferred Stock shall be converted into or exchanged for and shall become shares of the successor company having substantially the same powers, preferences and relative rights and qualifications that the Series D Preferred Stock had immediately prior to such transaction; and (c) the Corporation shall deliver to the transfer agent for the Corporation, prior to the consummation of the proposed transaction, an officer's certificate and opinion of counsel to the effect that such sale or transfer complies with the terms and conditions of this clause (iv); provided, however, the provisions of this clause (iv) shall not be effective in the event that all the Series D Preferred Stock shall have been purchased at an amount equal to at least One Hundred Twenty Five Percent (125%) of the liquidation preference set forth in Section D above.

          K.   CHANGE OF CONTROL. Upon a Change of Control (as defined below) in
               -----------------
which all of the Series D Preferred Stock is not purchased for an amount equal to at least One Hundred Twenty Five Percent (125%) of the liquidation preference set forth in Section D above, the Corporation shall offer to redeem the outstanding shares of Series D Preferred Stock at the same price per share that the holders would have received had they been redeemed pursuant to Section E above. The Corporation agrees that it will provide not less than ten (10) days prior notice to the holders of Series D Preferred Stock, and any stockholders accepting such offer and tendering the certificate(s) representing their shares of Series D Preferred Stock prior to the date set forth in such notice shall have their shares redeemed in the manner described in Section E at or before the effective date of the Change of Control. For purposes hereof "Change in Control" shall mean:

               (i) the stockholders of the Corporation approve a merger, plan of reorganization, consolidation or share exchange with any other corporation and immediately following such merger, plan of reorganization, consolidation or share exchange, the holders of the voting securities of the Corporation outstanding immediately prior thereto hold securities representing fifty percent (50%) or less of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger, plan of reorganization, consolidation or share exchange; provided, however, that notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if one-half (1/2) or more of the members of the Board of the Corporation or such surviving entity immediately after such merger, plan of reorganization, consolidation or share exchange is comprised of persons who served as directors of the Corporation immediately prior to such merger, plan of reorganization, consolidation or share exchange; or

               (ii) the Corporation becomes a party to a merger, plan of reorganization, consolidation or share exchange in which either (i) the Corporation will not be the surviving corporation or (ii) the Corporation will be the surviving corporation and any outstanding shares of the Corporation's Common Stock will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Corporation) or other securities, cash or other property (excluding payments made solely for fractional shares).

          L.   MISCELLANEOUS.
               -------------

               (i) So long as any shares of Series D Preferred Stock are outstanding, the Corporation will not purchase, redeem or otherwise acquire or retire for value any Junior Stock (each, a "Junior Payment")"; provided, however, that the Corporation may make Junior Payments if in any given quarter holders of the Series D Preferred Stock shall have received payment for all dividends due and payable in such quarter.

               (ii) Except as specifically set forth herein, all notices or communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier addressed (1) if to the Corporation, to its office at 4615 Post Oak Place, Suite 111, Houston, Texas 77027, Attention: Timothy J. Connolly, Chairman and CEO, Telecopier: (713) 621-5870, and (2) if to the holder of the Series D Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation or to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, registered or certified mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if by telecopier, so long as followed up on the same day by overnight courier.

               (iii) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series D Preferred Stock or shares of Common Stock or other securities issued on account of Series D Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series D Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series D Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment described in this sentence unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

               (iv) In the event that the holder of shares of Series D Preferred Stock shall not by written notice designate the address to which the certificate or certificates representing shares of Common Stock to be issued upon conversion of such shares should be sent, the Corporation shall

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

be entitled to send the certificate or certificates representing such shares to the address of such holder shown on the records of the Corporation or any transfer agent for the Series D Preferred Stock.

               (v) The Corporation may appoint, and from time to time discharge and change, a transfer agent of the Series D Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series D Preferred Stock.

               (vi) The Corporation shall appoint, and from time to time may replace, a conversion agent for the Series D Preferred Stock. Upon any such replacement of the conversion agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series D Preferred Stock.

               (vii) Any Series D Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such Series D Preferred Stock and shall be retired promptly after the acquisition thereof. No shares of Series D Preferred Stock shall be issued by the Corporation other than shares that are issued pursuant to that certain Applied Voice Recognition, Inc. Series D Preferred Stock and Warrant Purchase Agreement between the Corporation and the investor described therein dated December 31, 1998 (the "Purchase Agreement"), as such Purchase Agreement shall be amended from time to time. Any shares of Series D Preferred Stock that are not issued upon the completion of all sales pursuant to the Purchase Agreement (including any amendments thereto), as well as any Series D Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation, shall return to the status of undesignated shares of preferred stock of the Corporation.

               (viii) The Series D Preferred Stock shall be transferable by the holders, provided that such transfer is made in compliance with the Purchase Agreement and applicable federal and state securities laws.

               (ix) Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with dividend and/or liquidation preferences junior to the Series D Preferred Stock.

     IN WITNESS WHEREOF, Applied Voice Recognition, Inc. has caused this certificate to be signed by Timothy J. Connolly, its Chairman and Chief Executive Officer, as of the 30/th/ day of December, 1998.

                              APPLIED VOICE RECOGNITION, INC.



                              By: /s/ Timothy J. Connolly
                                 --------------------------------------
                                 Timothy J. Connolly, Chairman and
                                   Chief Executive Officer

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